EXHIBIT 23.2






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


SpaceDev,  Inc.
Poway,  CA

We consent to the inclusion in the Post Effective Amendment No. 4 to Form SB-2 (No. 333-107360) of SpaceDev, Inc. of our report dated July 31, 2005, except for the first sentence of Note 14 as to which the date is August 23, 2005, relating to the financial statements of Starsys Research Corporation for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Post Effective Amendment.

Our report dated July 31, 2005, except for the first sentence of Note 14 as to which the date is August 23, 2005, contains an explanatory paragraph that states that the Company has suffered a loss from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ Clifton Gunderson LLP

Denver,  Colorado
June  29,  2006